Exhibit 10.2

EXECUTIVE OFFICER
STOCK OPTION AGREEMENT

THIS EMPLOYEE STOCK OPTION AGREEMENT (the “Agreement”) is entered into by and between Herc Holdings Inc., a Delaware corporation (the “Company”), and the Participant (defined hereafter) pursuant to the Company’s 2008 Omnibus Incentive Plan (as amended from time to time, the “Plan”), in combination with a 2016 Long Term Incentive Award Summary (or applicable portion thereof) (the “Award Summary”). The Award Summary, which identifies the person to whom the options are granted (the “Participant”) and specifies the date of grant of this Award (the “Grant Date”) and other details of this Award under the Plan, and the electronic acceptance of this Agreement, are incorporated herein by reference.

1.	Grant and Acceptance of Options.

(a)Confirmation of Grant. The Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of options (the “Options”) to purchase the number of shares of Common Stock specified on the Award Summary and which shall be subject to the terms and conditions of the Plan and this Agreement. The Options are not intended to be incentive stock options under the Code. The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.

This Agreement is subordinate to, and the terms and conditions of the Options granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern. If there is any inconsistency between the terms hereof and the terms of the Award Summary, the terms of this Agreement shall govern. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.

(b)Option Price. Each share covered by an Option may be purchased for the price specified on the Award Summary and which shall be subject to the terms and conditions of the Plan and this Agreement (the “Option Price”). The Option Price per share of Common Stock is equal to the Fair Market Value of a share of Common Stock on the Grant Date.

2.	Vesting and Exercisability.

(a)Vesting Generally. Except as otherwise provided in Sections 2(b), 3, or 5 of this Agreement, 25% of the Options shall become vested on each of the first four anniversaries of the Grant Date (each, a “Vesting Date”), subject to the continuous employment of the Participant with the Company until such Vesting Date.

(b)Discretionary Acceleration. The Committee, in its sole discretion, may accelerate the vesting or exercisability of all or a portion of the Options, at any time and from time to time.

(c)Exercise. Once vested in accordance with the provisions of this Agreement, the Options may be exercised at any time and from time to time prior to the date the Options terminate pursuant to Section 3. The Options may only be exercised with respect to whole shares of Common Stock and must be exercised in accordance with Section 4.

3.	Termination of Options.

(a)Normal Termination Date. Unless earlier terminated pursuant to Section 3(b) or Section 5, the Options shall terminate on the seventh anniversary of the Grant Date (the “Normal Termination Date”), if not exercised prior to such date.

(b)	Termination of Employment.

(i)Death or Disability. If the Participant’s employment with the Company terminates due to death or Disability, all unvested Options held by the Participant shall vest and all the Participant’s Options shall remain outstanding until the first to occur of:
(A) the first anniversary of the Participant’s termination of employment, or, if later, the first anniversary of the expiration of any blackout period in effect that is applicable to the Participant with respect to such Options (for the avoidance of doubt, including any period during which the Form S-8 on file with respect to the Plan is not effective), (B) the Normal Termination Date and (C) the cancellation or termination of the Options pursuant to Sections 5(a) and 5(b), after which any unexercised Options shall immediately terminate.

(ii)Retirement. If the Participant’s employment with the Company terminates due to the Participant’s Retirement, then:

(A)a portion of the unvested Options shall vest, with such portion vesting equal to the number of unvested Options scheduled to vest on the next Vesting Date multiplied by a fraction, the numerator of which is the number of full completed months elapsed since the immediately preceding Vesting Date, and the denominator of which is 12;

(B)the unvested Options (after giving effect to the prior clause (A)) held by the Participant on the date of his or her Retirement shall be immediately forfeited and canceled, effective as of the date of the Participant’s Retirement; and

(C)vested Options held by the Participant on the date of his or her Retirement (including such Options that vested pursuant to clause (A) above) shall remain outstanding and exercisable until the first to occur of: (X) the first anniversary of the Participant’s Retirement, or, if later, the first anniversary of the expiration of any blackout period in effect that is applicable to the Participant with respect to such Options (for the avoidance of doubt, including any period during which the Form S-8 on file with respect to the Plan is not effective), (Y)

the Normal Termination Date and (Z) the cancellation or termination of the Options pursuant to Sections 5(a) and 5(b), after which any unexercised Options shall immediately terminate.

(iii)Termination for Cause. If the Participant’s employment terminates for Cause, all Options, whether vested or unvested, shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination.

(iv)Termination by the Company other than for Cause. If the Participant’s employment with the Company is terminated by the Company other than for Cause, vested Options held by the Participant on the date of his or her termination shall remain outstanding and exercisable until the first to occur of: (X) the first anniversary of the Participant’s termination, or, if later, the first anniversary of the expiration of any blackout period in effect that is applicable to the Participant with respect to such Options (for the avoidance of doubt, including any period during which the Form S-8 on file with respect to the Plan is not effective), (Y) the Normal Termination Date and (Z) the cancellation or termination of the Options pursuant to Sections 5(a) and 5(b), after which any unexercised Options shall immediately terminate.

(v)Termination for Any Other Reason. If the Participant’s employment with the Company terminates for any reason other than death or Disability in accordance with Section 3(b)(i), Cause in accordance with Section 3(b)(iii),Retirement in accordance with Section 3(b)(ii), or termination by the Company other than for Cause in accordance with Section 3(b)(iv), (A) any unvested Options held by the Participant shall immediately be forfeited and canceled as of the date of termination, and (B) all vested Options shall remain exercisable until the first to occur of (X) the 30th day following the effective date of the Participant’s termination of employment, or, if later, the 30th day following expiration of any blackout period in effect that is applicable to the Participant with respect to such Options (for the avoidance of doubt, including any period during which the Form S-8 on file with respect to the Plan is not effective), (Y) the Normal Termination Date and (Z) the cancellation or termination of the Options pursuant to Sections 5(a) and 5(b), after which any unexercised Options shall immediately be forfeited and canceled.

4.	Manner of Exercise; Forfeiture.

(a)General. The exercise of vested Options by the Participant shall be pursuant to procedures established by the Company from time to time and shall include the Participant specifying the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different requirements as may be specified by the Company. Unless otherwise determined by the Committee, (i) on or before the Exercise Date the Participant shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus (if applicable) any required withholding taxes or other similar taxes, charges or fees, or, pursuant to a broker-assisted exercise program established by the Company, the Participant may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Company may require the Participant to furnish or execute such other documents as the Company shall deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, applicable state or non-U.S. securities laws or any other law.

(b)Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Options may not be exercised in whole or in part, (i) unless (A) all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) the purchase of the Exercise Shares shall be exempt from registration under applicable U.S. federal and state securities laws, and applicable non-U.S. securities laws, or the Exercise Shares shall have been registered under such laws, and (C) all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the financing or credit agreements of the Company or any Subsidiary. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i)(A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence. For the avoidance of doubt, the Options may not be exercised any period during which the Form S-8 on file with respect to the Plan is not effective.

(c)Issuance of Shares. The shares of Common Stock issued upon exercise of the Options shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. Such shares may be issued in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.

(d)Other. The Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (i) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (ii) compliance with any requests for representations; and (iii) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.

(e)Wrongful Conduct. Notwithstanding anything in the Plan or this Agreement to the contrary, if, during the Covered Period, the Participant engages in Wrongful Conduct, then any unexercised Options, whether vested or unvested, shall automatically terminate and be canceled effective as of the date on which the Participant first engaged in such Wrongful Conduct. If the Participant engages in Wrongful Conduct or if the Participant’s employment is terminated for Cause, the Participant shall pay to the Company in cash any Option/SAR Financial Gain the Participant realized from exercising all or a portion of the Options within the Wrongful Conduct Period. By entering into this Agreement, the Participant hereby consents to and authorizes the Company and the Subsidiaries to deduct from any amounts payable by such entities to the Participant any amounts the Participant owes to the Company under this Section 4(e) to the extent permitted by law. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s Wrongful Conduct. The Participant’s obligations under this Section 4(e) shall be cumulative of any similar obligations the Participant has under the Plan, this Agreement, any

Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct or any successor code of conduct), or any other agreement with the Company or any Subsidiary.

(f)Effect of Financial Restatements. In the event that the Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence, the Company restates any of its financial statements, then the Committee may require any or all of the following:

(i)that the Participant forfeit some or all of the Options subject to this Agreement held by the Participant at the time of such restatement;

(ii)that the Participant forfeit (or pay to the Company) some or all of the shares of Common Stock or cash (net of the aggregate Option Price paid therefore) held by the Participant at the time of such restatement that had been received in respect of the Options that have been exercised during the three-year period prior to the date that the Company is required to prepare a financial restatement; and

(iii)that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received (net of the aggregate Option Price paid therefore) in respect any Options that had been exercised by the Participant within the three-year period prior to date that the Company is required to prepare a the financial restatement.

Notwithstanding the foregoing, in the event that the Committee determines that the rules and regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act require a longer or different clawback time period than the three-year period contemplated by Sections 4(f)(ii) and (iii), such three-year period shall be deemed extended (but not reduced) to the extent necessary to be consistent with such rules and regulations.

5.	Change in Control.

(a)In General. Subject to Sections 5(a) and (c), in the event of a Change in Control, any unvested Options shall vest and become exercisable, provided that the Committee (as constituted immediately prior to the Change in Control) may determine that all then-outstanding Options (whether vested or unvested) shall be canceled in exchange for a payment having a value equal to the excess, if any, of (i) the product of the Change in Control Price multiplied by the aggregate number of shares covered by all such Options immediately prior to the Change in Control over
(ii)the aggregate Option Price for all such shares, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control.

(b)Termination. Notwithstanding Section 5(a), in the event of a Change in Control, the Committee may, in its discretion, terminate any outstanding Options if either (i) the Company provides the Participant with reasonable advance notice to exercise the outstanding and unexercised Options, or (ii) the Committee reasonably determines that the Change in Control Price is equal to or less than the Option Price.

(c)Alternative Awards. Notwithstanding Section 5(a), no cancellation, termination, acceleration of exercisability or vesting, or settlement or other payment shall occur with respect to the Options if the Committee (as constituted immediately prior to the Change in Control) reasonably determines, in good faith, prior to the Change in Control that the Options shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 9.2 of the Plan.

(d)For purposes of this Agreement, and notwithstanding anything in the Plan to the contrary, “Change in Control” means the first occurrence of any of the following events after the Grant Date:

(i)the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act), other than the Company, the Subsidiaries or any employee benefit plan of the Company or the Subsidiaries of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iv)the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

(v)the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Notwithstanding the foregoing, a “Change in Control” for purposes of this Agreement shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

6.	Miscellaneous.

(a)Withholding. The Company or one of its Subsidiaries may require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting, exercise or purchase of the Options.

(b)Authorization to Share Personal Data. The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(c)No Rights as Stockholder; No Voting Rights. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Options until the exercise of the Options and delivery of the Common Stock. Subject to
Section 4.4 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the Common Stock.

(d)No Right to Continued Employment. Nothing in the Plan or this Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or any other adverse effect on the individual’s interests under the Plan). Nothing in the Plan or this Agreement shall confer on the Participant the right to receive any future Awards under the Plan.

(e)Non-Transferability of Options. The Options may be exercised only by the Participant (or, if the Participant is Disabled and if necessary, the Participant’s legally authorized guardian or personal representative) during Participant’s lifetime. The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death or with the Company’s consent. The Company shall not be required to recognize on its books any action taken in contravention of these restrictions.

(f)Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:

(i)	if to the Company, to it at:
Herc Holdings Inc.
27500 Riverview Center Blvd
Bonita Springs, Florida 34134
Attention: Chief Legal Officer
Fax: (239) 301-1109

(ii)if to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(h)	Waiver; Amendment.

(i) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement or (C) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii) Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the Options as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.

(i)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.

(j)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(k)Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Options evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary;

(iv) that the value of the Options is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long- service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.

(l)Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Options via Company web site or other electronic delivery.

(m)Claw Back or Compensation Recovery Policy. Without limiting any other provision of this Agreement, and to the extent applicable, the Options granted hereunder shall be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company in effect from time to time.

(n)Company Rights. The existence of the Options does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(o) Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(p)Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(q)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(r)Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(s)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.